Filed Pursuant to Rule 433

Registration No. 333-166469

Pricing Term Sheet

May 14, 2012

3.55% Notes due 2022

Issuer:	Republic Services, Inc.

Ratings*:	Baa3 / BBB / BBB (Moody’s / S&P / Fitch)

Principal Amount:	$850,000,000

Trade Date:	May 14, 2012

Settlement Date:	May 21, 2012 (T+5)

Maturity Date:	June 1, 2022

Interest Payment Dates:	June 1 and December 1, beginning December 1, 2012

Benchmark Treasury:	UST 1.75% due May 15, 2022

Benchmark Treasury Price and Yield:	99-22+ and 1.783%

Spread to Benchmark Treasury:	T + 180 basis points

Yield to Maturity:	3.583%

Coupon (Interest Rate):	3.55%

Price to Public:	99.723%

Underwriting Discount:	0.65%

Make-Whole Call:	Prior to three months before the maturity date, T + 30 basis points

Par Call:	On or after three months before the maturity date

CUSIP / ISIN:	760759 AP5 / US760759AP52

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Wells Fargo Securities, LLC Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC

Co-Managers:	Banca IMI S.p.A. Goldman, Sachs & Co. SMBC Nikko Capital Markets Limited

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on May 14, 2012 relating to its Prospectus dated April 27, 2012.